Exhibit 10.32
Merger Retention Bonus Agreement

To:	<<FIRSTNAME>> <<LASTNAME>>

From:	<<MANAGER NAME>>

Date:	Date

Re:	Merger Retention Bonus Agreement

Dear <<FIRSTNAME>>,

As you are aware, Kenvue Inc. (the “Company”) recently entered into an agreement to be merged into Kimberly-Clark Corporation (the “Merger”). Because of the critical nature of your role to the integration of the Company into Kimberly-Clark, the Compensation and Human Capital Committee ("CHCC") has approved a retention bonus for you as described below, subject to the following terms and conditions of this Merger Retention Bonus Agreement (“Agreement”):

1.Eligibility: You are eligible to vest in a retention bonus in two installments. You must remain actively employed by the Company from the effective date of this Agreement (“Agreement Date”) until the date: (i) of the closing of the Merger (the “First Retention Date”) to vest in the first installment, and (ii) that is 6 months following the closing of the Merger (“Second Retention Date”) to vest in the second installment, unless your employment is involuntarily terminated by the Company prior to either the First or Second Retention Date for a Company severance plan qualifying reason.

The period of time between the Agreement Date and the Second Retention Date is called the “Retention Period.”

2.Merger Retention Bonus: If you meet the eligibility requirements outlined in this Agreement, you will be paid a retention bonus equal to <<Local Currency>> <<Expected Retention Bonus >> (“Merger Retention Bonus”). Any Merger Retention Bonus is scheduled to be paid in two (2) installments as follows:

a.50% of the Merger Retention Bonus (i.e., USD <<Payment Amount>>) (the “First Installment”) within 30 days after the closing of the Merger.

b.50% of the Merger Retention Bonus (i.e., US <<Payment Amount>>) (the “Second Installment”) within 30 days after the six-month anniversary of the closing of the Merger.

Except for leave specifically approved in accordance with the Company Vacation Pay, Sick Time, and/or Family Time Off policies, or statutory medical leave, any periods during which you are on any other approved (or unapproved) leave will not be considered time actively worked for purposes of accruing any Merger Retention Bonus. You understand and agree that any Merger Retention Bonus will be adjusted for any time not actively worked for purposes of accruing a Merger Retention Bonus.

If your employment is terminated prior to the Second Retention Date, for a severance plan qualifying reason, you will vest in any unpaid Merger Retention Bonus installments, contingent on you signing and complying with a company provided release agreement. Any such installments will be paid within 30 days of the effective date of your signed company provided release agreement.

If the Merger does not close, or is otherwise terminated for any reason, you will be eligible to receive 50% of the Merger Retention Bonus, so long as you are actively employed on the date of the Merger termination. Any such payment will be made within thirty (30) days of the Merger termination.

3.Effect on other Compensation: The Agreement does not affect your eligibility for future merit increases or annual bonus payments where applicable, provided that you are still actively employed during the applicable compensation cycle and as of the date any such merit increase(s) become effective.

Any Merger Retention Bonus will not be considered part of your earnings for purposes of calculating current or future benefits under any compensation program or employee benefit plan maintained or sponsored by the Company or any of its parent, subsidiaries or affiliates, including, without limitation, the Long Term Incentive program, 401k retirement savings plan, or any severance plan.

4.Employment at-will: This Agreement is not an offer of employment by the Company nor is it a promise to employ you for any given time period. Your employment with the Company remains at-will. This means that both you and the Company retain the right to terminate the employment relationship at any time, with or without cause or notice. The Company reserves the right to assign you such additional or alternative duties as it deems appropriate in its sole discretion.

5.Taxation: The Merger Retention Bonus noted in this Agreement is a gross amount and will be subject to taxation and withholding for any other amount required or authorized by law.

6.Confidentiality: Since the opportunity to receive a Merger Retention Bonus is not being offered to all employees, you should treat your eligibility to receive, amount of, and the receipt of any Merger Retention Bonus, with appropriate sensitivity and confidentiality. Unless otherwise permitted by applicable law, you may not disclose the terms or the existence of this Agreement to anyone, except that you may disclose such information to your spouse, and your legal and/or financial advisor, provided that you first obtain their agreement to maintain such information as confidential and to not disclose such information to third parties. You understand and agree that failure to comply with this confidentiality requirement could result in forfeiture of your eligibility to receive any Merger Retention Bonus.

7.Governing Law: This Agreement will be governed by and construed in accordance with the laws of New Jersey without regard to any conflicts of laws and provisions. You agree that any legal action arising out of, in connection with, or related to this Agreement may be commenced only in the State or Federal courts located in the State of New Jersey, notwithstanding the location of your employment. You further consent to the personal jurisdiction of the State and Federal courts located in New Jersey for such purposes.

8.If, prior to the Second Retention Date, your employment is terminated for any non-severance qualifying reason, or you leave the Company for any reason, including but not limited to resignation or retirement, or otherwise fail to satisfy the eligibility factors outlined in this Agreement, you will not be eligible for any unpaid Merger Retention Bonus installment. Any eligibility for severance upon termination will be determined in accordance with the terms of the Company’s then applicable severance plan.

9.Entire Agreement: This Agreement contains the entire agreement between you and the Company with respect to this Merger Retention Bonus offer. For the avoidance of doubt, this Agreement supersedes any other documents or statements regarding the Merger Retention Bonus. Further, this Agreement may not be modified except by a writing signed by the parties to this Agreement.

10.If you understand and agree to the terms and conditions of this Agreement, please sign the Agreement below and return it within fourteen (14) calendar days after the date of this Agreement. If you do not sign and return this letter within fourteen (14) calendar days after the date of this Agreement, you will not be eligible for any Merger Retention Bonus.

I acknowledge that I have read, understand and agree to the terms and conditions of this Merger Retention Bonus Agreement:

Employee Name

Date:	Signature

Company Representative

Date:	Signature

Sincerely,

[INSERT NAME AND TITLE]